Exhibit 10.7

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APACHE DESIGN SOLUTIONS, INC.

299 California Ave

Suite 120

Palo Alto, CA 94306

August 27, 2001

Intel Capital Corporation

c/o Intel Corporation

2200 Mission College Boulevard

M/S SC4-203

Santa Clara, CA 95052

USA

Ladies and Gentlemen:

In consideration of the purchase by Intel Capital Corporation (“ICC”) of shares of Series A Preferred Stock of Apache Design Solutions, Inc., a Delaware corporation (the “Company”), pursuant to a Series A Preferred Stock Purchase Agreement dated as of [*] (the “Purchase Agreement”), the Company and Intel agree to the terms and obligations of this side letter agreement (this “Agreement”). As used herein, “Intel” shall refer to ICC, its ultimate parent company, Intel Corporation, and/or one or more of the other direct or indirect subsidiaries of Intel Corporation. Terms used herein and not defined shall have the meanings assigned to them in the Purchase Agreement.

1. Confidentiality.

1.1 Disclosure of Terms. The Company acknowledges that the terms and conditions (collectively, the “Financing Terms”) of this Agreement, the Purchase Agreement, the Voting Agreement, the Investor Rights Agreement, the Stockholders’ Agreement and the Development, Marketing & License Agreement and all exhibits, restatements and amendments thereto (collectively, the “Financing Agreements”), including their existence, shall be considered confidential information and shall not be disclosed by the Company to any third party except in accordance with the provisions set forth below.

1.2 Press Releases, Etc. Within [*] days of the first Closing (as set forth in the

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Purchase Agreement) in which Intel has participated, the Company may issue a press release disclosing that Intel has invested in the Company provided that (a) the release does not disclose any of the Financing Terms, (b) the press release discloses only the entire amount invested in the investment round, without disclosing the amount invested by Intel or any other investor, and (c) the final form of the press release is approved in advance in writing by Intel (which approval shall not be unreasonably withheld or delayed). Intel’s name and the fact that Intel is an investor in the Company can be included in a reusable press release boilerplate statement, so long as Intel has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding Intel in a press release, conference, advertisement, announcement, professional or+ trade publication, mass marketing materials or otherwise to the general public may be made without Intel’s prior written consent.

1.3 Permitted Disclosures. Notwithstanding the foregoing, (a) the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure or fiduciary obligations; (b) the Company may disclose (other than in a press release or other public announcement described in Section 1.2 above), solely the fact that Intel is an investor in the Company to any third parties without the requirement for the consent of Intel or nondisclosure obligations; and (c) the Company shall have the right to disclose to third parties any information regarding the Financing Terms disclosed in a press release or other public announcement by Intel.

1.4 Legally Compelled Disclosure. In the event that the Company is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any of the Financing Agreements or Financing Terms hereof in contravention of the provisions of this Agreement, the Company shall provide Intel with prompt written notice of that fact before such disclosure and will use commercially reasonable efforts to fully cooperate with Intel to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure. In such event, the Company shall furnish for disclosure only that portion of the information which is legally required and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by Intel and to the maximum extent possible under law. The Company agrees that it will provide Intel with drafts of any documents, press releases or other filings in which the Company is required to disclose this Agreement, the Financing Agreements, the Financing Terms or any other confidential information subject to the terms of this Agreement at least five (5) business days prior to the filing or disclosure thereof, and that it will make any changes to such materials as reasonably requested by Intel to the extent permitted by law or any rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), as applicable. If confidential treatment is requested by Intel, the Company agrees to file such a request on Intel’s behalf and use commercially reasonable efforts in responding to any SEC comments to pursue assurance that confidential treatment will be granted, in both cases fully cooperating with Intel (including, without limitation, providing Intel with the opportunity to review and comment on the request and the responses to any such SEC comments). The Company will not file this Agreement or the

Financing Agreements with any governmental authority or any regulatory body, or disclose the identity of Intel or any other Financing Terms in any filing except as permitted above.

1.5 Confidential Information. The disclosure and exchange of confidential information between the Company and Intel (including any Intel board observer) shall be governed solely by the terms of the Corporate Non-Disclosure Agreement No. 1465033 dated [*] executed between the Company and Intel.

1.6 Notices. All notices required under this section shall be made pursuant to Section 7.7 of the Purchase Agreement.

2. Board Observer.

2.1 Intel Representative. So long as Intel beneficially owns, either directly or indirectly, at least 100,000 shares of Preferred Stock (or Common Stock issued or issuable on conversion thereof) of the Company (such number to be proportionately adjusted for stock splits, stock dividends, and similar events), the Company will permit a representative of Intel (the “Observer”) to attend all meetings of the Company’s Board of Directors (the “Board”) and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to Intel, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members, provided, however, that a majority of the Board of Directors shall have the right to exclude the Observer from portions of meetings of the Board of Directors or omit to provide the Observer with certain information if such members of the Board of Directors believe in good faith, based on the advice of Company counsel, that such exclusion or omission is necessary in order to (a) preserve the Company’s attorney-client privilege, (b) prevent any material conflict of interest for the Company or Intel (as determined by a majority of the Company’s outside directors) or (c) fulfill the Company’s obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observer shall not be so excluded unless all other persons whose receipt of such materials or presence at a meeting would result in a violation of such third party confidentiality obligations are also excluded).

2.2 Disclaimer of Corporate Opportunity Doctrine. The Company acknowledges that Intel will likely have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters including, by way of example only, (a) Intel’s technologies, plans and services, and plans and strategies relating thereto, (b) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company’s, and (c) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Observer. The Company, as a material part of the consideration for this Agreement, agrees that Intel and its Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel’s ability to pursue opportunities based on such Information or that would require Intel or Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

3. Information Rights. For so long as Intel holds 100,000 shares of the Company’s Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock), the Company agrees to furnish to Intel, copies of all annual reports of the Company made available to its stockholders as well as all public reports filed with the SEC (including copies of all 10Ks, 10Qs, and 8Ks) promptly after such materials are filed with the SEC.

4. Miscellaneous.

4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

4.2 Amendment. This Agreement may not be amended or modified without the written consent of Intel and Company, nor shall any waiver be effective against any party unless in writing and executed by such party.

4.3 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

4.4 Enforceability; Conflicts. In all events, the terms and provisions of this Agreement shall be enforceable notwithstanding any conflicting term or provision set forth in any of the Financing Agreements. In the event of any conflict between any term or provision of this Agreement and any term or provision set forth in any of the Financing Agreements, such term or provision of this Agreement shall prevail over such term or provision set forth in any of the Financing Agreements.

4.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this letter and returning such copy to the Company.

Very truly yours, APACHE DESIGN SOLUTIONS, INC.

By:	/s/ Shen Lin

Name:	Shen Lin

Title:	President

Agreed and Accepted: INTEL CAPITAL CORPORATION

By:	/s/ Suzan Miller

Name:	Suzan Miller

Title:	Asst. Secretary

SIGNATURE PAGE TO

SIDE LETTER AGREEMENT BETWEEN

INTEL CAPITAL CORPORATION AND APACHE DESIGN SOLUTIONS, INC.